                                                           File Number 70-8883


SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

Amendment No. 2
to
Form U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935

By

CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199

(a registered holding company and
the parent of the other party)

CNG ENERGY SERVICES CORPORATION
One Park Ridge Center
P.O. Box 15746
Pittsburgh, Pennsylvania 15244-0746



Names and addresses of agents for service:

S. E. WILLIAMS, Senior Vice President
and General Counsel
Consolidated Natural Gas Company
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199


N. F. CHANDLER, General Attorney
Consolidated Natural Gas Service Company, Inc.
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199


       2                                              File Number 70-8883

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 2
to
FORM U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935


	Consolidated Natural Gas Company, et al., hereby amend their application-declaration under the above file number as follows:

Item 1. Description of Proposed Transaction
        ____________________________________

	The term "energy commodity" in the first line of the twelfth paragraph under "III DESCRIPTION OF ENERGY SERVICES' PROPOSED ENERGY COMMODITY MARKETING ACTIVITIES" of the application-declaration (in the second from last line on page 8 in the restatement in Amendment No. 1) is changed to "natural gas and electric energy."


Item 6.  Exhibits and Financial Statements
         _________________________________

	The following exhibit is made a part of this statement:

	(a)  Exhibits

		F      Opinion of counsel for Consolidated and Energy Services.









SIGNATURE



	Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.



					  CONSOLIDATED NATURAL GAS COMPANY

                                  By  D. M. Westfall
                                  Senior Vice President
                                  and Chief Financial Officer


                                  CNG ENERGY SERVICES CORPORATION

                                  By  N. F. Chandler
                                  Its Attorney


Date:  December 19, 1996